Exhibit 99.1

Diplomat Announces 2nd Quarter Financial Results

2nd Quarter Revenue Increased 3.5%, Net Income Attributable to Diplomat of $3.6 Million,

Adjusted EBITDA of $25.2 Million

FLINT, Mich., August 7, 2017 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended June 30, 2017.  All comparisons, unless otherwise noted, are to the quarter ended June 30, 2016.

Second Quarter 2017 Highlights include:

•                  Revenue of $1,126 million, compared to $1,089 million, an increase of 3.5%

•                  Total prescriptions dispensed of 220,000, compared to 241,000

•                  Gross margin of 7.5% versus 7.6%

•                  Gross profit per prescription dispensed of $371, compared to $339

•                  Net income attributable to Diplomat of $3.6 million, compared to $8.5 million

•                  Adjusted EBITDA of $25.2 million, compared to $29.6 million

•                  Adjusted EBITDA margin of 2.2% versus 2.7%

•                  EPS of $0.05 per diluted common share versus $0.13

•                  Adjusted EPS of $0.25 versus $0.23

Phil Hagerman, CEO and Chairman of Diplomat, commented “I’m very pleased with our solid second quarter results, which saw continued strength in oncology and infusion, up 25% and 20% year over year, respectively.  In the first half of 2017, a transition year for Diplomat, we have made promising strides in our, higher margin, tuck-in acquisition strategy in infusion, as well as with our managed care strategy.  In addition, we are seeing customers start to embrace our expanded service division. Finally, I’m thrilled to announce that Joel Saban has joined us as President of Diplomat, bringing years of industry experience, which I believe will be a tremendous asset to our company.”

Second Quarter Financial Summary:

Revenue for the second quarter of 2017 was $1,126 million, compared to $1,089 million in the second quarter of 2016, an increase of $38 million or 3.5%.  The increase was driven by approximately $83 million of revenue from our acquisitions, approximately $63 million from the impact of manufacturer price increases, and approximately $32 million from drugs that were new in the past year.  These increases were partially offset by a decrease due to contracts that were not renewed in 2017 as well as a decrease in the demand for hepatitis C drugs versus the prior year period.  Our revenue increase year over year, excluding the impact of the contract losses was approximately $160 million or 15%.

Gross profit in the second quarter of 2017 was $84.8 million and generated a 7.5% gross margin, compared to $83.3 million and 7.6% in the second quarter of 2016.  The gross margin decline in the quarter was primarily due to an increase in accrued direct and indirect remuneration (“DIR”) fees versus what was accrued in the second quarter of 2016.

Selling, general, and administrative expenses (“SG&A”) for the second quarter of 2017 were $80.0 million, an increase of $10.6 million, compared to $69.4 million in the second quarter of 2016.  Of this change, $7.2 million related to employee cost, including employee cost for our acquired entities.  The increased employee expense was attributable to the growth in our infusion and oncology business which is more clinically and administratively complex.  Also contributing to the SG&A expense increase was a $3.1 million increase in amortization expense from definite-lived intangible assets associated with our acquired entities.  We also experienced increases in other SG&A; including freight, insurance, and other miscellaneous expenses.  As a percentage of revenue, SG&A was 7.1% for the three months ended June 30, 2017, compared to 6.4% in the prior year period.  This increase is primarily attributable to the increase in acquisition related amortization and the increased operating complexity associated with both our acquisitions and new drugs.

Net income attributable to Diplomat for the second quarter of 2017 was $3.6 million compared to $8.5 million in the second quarter of 2016.  This decrease was primarily driven by the revenue, gross profit, and SG&A explanations above, partially offset by a $4.7 million change in income taxes. Adjusted EBITDA for the second quarter of 2017 was $25.2 million compared to $29.6 million in the second quarter of 2016, a decrease of $4.5 million.

Earnings per share for the second quarter of 2017 was $0.05 per basic/diluted common share, compared to $0.13 per basic/diluted common share for the second quarter of 2016.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.25 in the second quarter of this year compared to $0.23 in the second quarter of 2016.

2017 Financial Outlook

For the full-year 2017, we are updating our previous financial guidance:

•                  Revenue between $4.3 and $4.6 billion, versus the previous range of $4.3 and $4.7 billion

•                  Net income attributable to Diplomat between $10 and $16 million, versus the previous range of $6.5 and $15.5 million

•                  Adjusted EBITDA between $97 and $103 million, versus the previous range of $95 and $103 million

•                  Diluted EPS between $0.15 and $0.23, versus the previous range of $0.09 and $0.23

•                  Adjusted EPS between $0.71 and $0.79, versus the previous range of $0.54 and $0.70

Our EPS and Adjusted EPS expectations assume approximately 68,600,000 weighted average common shares outstanding on a diluted basis and a tax rate of 26%, versus the previous tax rate of 35% and 40% for the high and low of the range respectively, for the full year 2017, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its second quarter performance this evening, August 7, 2017, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 51641230 approximately 15 minutes prior to the call.  A live webcast and audio file of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payors, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found below.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss) attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the non-transparent methodology used to calculate such fees; the outcome of material legal proceedings related to direct and indirect remuneration fees; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers or other pharmaceutical manufacturers that become material to our business over time; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses; dependence on our senior management and key employees and managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$7,804	$7,953
Accounts receivable, net	279,604	275,568
Inventories	178,131	215,351
Prepaid expenses and other current assets	10,477	6,235
Total current assets	476,016	505,107

Property and equipment, net	20,963	20,372
Capitalized software for internal use, net	42,953	50,247
Goodwill	358,178	316,616
Definite-lived intangible assets, net	195,100	199,862
Deferred income taxes	5,031	6,010
Other noncurrent assets	1,081	1,040
Total assets	$1,099,322	$1,099,254

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$307,718	$320,684
Borrowings on line of credit	2,521	39,255
Short-term debt, including current portion of long-term debt	10,875	7,500
Accrued expenses:
Compensation and benefits	6,511	5,674
Other	12,792	12,233
Total current liabilities	340,417	385,346

Long-term debt, less current portion	119,006	100,184
Contingent consideration	4,365	—

Total liabilities	463,788	485,530

Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 68,017,230 and 66,764,999 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	515,820	503,828
Additional paid-in capital	35,372	33,268
Retained earnings	84,264	76,306
Total Diplomat Pharmacy shareholders’ equity	635,456	613,402
Noncontrolling interests	78	322
Total shareholders’ equity	635,534	613,724
Total liabilities and shareholders’ equity	$1,099,322	$1,099,254

DIPLOMAT PHARMACY, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,126,464	$1,088,506	$2,205,204	$2,084,376
Cost of goods sold	(1,041,630)	(1,005,236)	(2,035,321)	(1,921,868)
Gross profit	84,834	83,270	169,883	162,508
Selling, general and administrative expenses	(79,991)	(69,416)	(156,492)	(123,610)
Income from operations	4,843	13,854	13,391	38,898
Other (expense) income:
Interest expense	(1,931)	(1,521)	(3,980)	(2,956)
Other	34	105	66	213
Total other expense	(1,897)	(1,416)	(3,914)	(2,743)
Income before income taxes	2,946	12,438	9,477	36,155
Income tax benefit (expense)	544	(4,145)	(1,763)	(12,679)
Net income	3,490	8,293	7,714	23,476
Less: net loss attributable to noncontrolling interest	(101)	(241)	(244)	(487)
Net income attributable to Diplomat Pharmacy, Inc.	$3,591	$8,534	$7,958	$23,963

Net income per common share:
Basic	$0.05	$0.13	$0.12	$0.37
Diluted	$0.05	$0.13	$0.12	$0.35

Weighted average common shares outstanding:
Basic	67,528,151	66,085,149	67,209,280	65,312,155
Diluted	68,211,882	68,034,392	67,997,929	67,939,665

DIPLOMAT PHARMACY, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$7,714	$23,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,935	22,389
Net provision for doubtful accounts	5,401	4,010
Share-based compensation expense	3,798	3,152
Deferred income tax expense	979	11,178
Amortization of debt issuance costs	595	581
Changes in fair values of contingent consideration	—	(8,922)
Contingent consideration payment	—	(382)
Other	6	1
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(3,024)	(49,246)
Inventories	37,179	(11,358)
Accounts payable	(14,353)	52,878
Other assets and liabilities	(2,977)	(1,808)
Net cash provided by operating activities	67,253	45,949
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(53,571)	(69,072)
Expenditures for capitalized software for internal use	(2,459)	(7,349)
Expenditures for property and equipment	(2,289)	(3,705)
Other	(43)	1
Net cash used in investing activities	(58,362)	(80,125)
Cash flows from financing activities:
Net (payments on) proceeds from line of credit	(36,734)	17,057
Proceeds from long-term debt	25,000	—
Payments on long-term debt	(3,313)	(3,000)
Proceeds from issuance of stock upon stock option exercises	6,007	1,203
Contingent consideration payment	—	(722)
Payments of debt issuance costs	—	(56)
Net cash (used in) provided by financing activities	(9,040)	14,482
Net increase (decrease) in cash and equivalents	(149)	(19,694)
Cash and equivalents at beginning of period	7,953	27,600
Cash and equivalents at end of period	$7,804	$7,906
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$4,458	$401
Cash paid for interest	3,386	2,318

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
	(dollars in thousands) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$3,591	$8,534	$7,958	$23,963
Depreciation and amortization	16,538	12,271	31,935	22,389
Interest expense	1,931	1,521	3,980	2,956
Income tax (benefit) expense	(544)	4,145	1,763	12,679
EBITDA	$21,516	$26,471	$45,636	$61,987

Contingent consideration and other merger and acquisition expense	$569	$1,103	$1,117	$(7,326)
Share-based compensation expense	2,826	1,649	3,798	3,152
Employer payroll taxes - option repurchases and exercises	100	28	185	71
Severance and related fees	40	—	702	—
Other items	116	392	544	779
Adjusted EBITDA	$25,167	$29,643	$51,982	$58,663

Adjusted EPS (diluted)

Below is a reconciliation of net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$3,591	$8,534	$7,958	$23,963
Amortization of acquisition-related intangible assets	12,944	9,818	25,265	18,502
Contingent consideration and other merger and acquisition expense	569	1,103	1,117	(7,326)
Income tax impact of adjustments	(362)	(3,639)	(4,909)	(3,731)
Adjusted non-GAAP net income	$16,742	$15,816	$29,431	$31,408

Net income attributable to Diplomat Pharmacy, Inc.	$0.05	$0.13	$0.12	$0.35
Amortization of acquisition-related intangible assets	0.19	0.14	0.37	0.27
Contingent consideration and other merger and acquisition expense	0.01	0.02	0.02	(0.11)
Income tax impact of adjustments	(0.01)	(0.06)	(0.08)	(0.06)
Adjusted EPS	$0.25	$0.23	$0.43	$0.46

Weighted average common shares outstanding:
Diluted	68,211,882	68,034,392	67,997,929	67,939,665

2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the year ended December 31, 2017.

Reconciliation of GAAP to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$10,000	$16,000
Depreciation and amortization	64,660	64,352
Interest expense	7,299	6,999
Income tax expense	3,398	5,506
EBITDA	$85,357	$92,857

Contingent consideration and other merger and acquisition expense	$2,517	$2,017
Share-based compensation expense	7,242	6,642
Employer payroll taxes - option repurchases and exercises	338	238
Severance and related fees	1,002	702
Other items	544	544
Adjusted EBITDA	$97,000	$103,000

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$10,000	$16,000
Amortization of acquisition-related intangible assets	49,813	49,813
Contingent consideration and other merger and acquisition expense	2,517	2,017
Income tax impact of adjustments	(13,606)	(13,476)
Adjusted non-GAAP net income	$48,724	$54,354

Net income attributable to Diplomat Pharmacy, Inc.	0.15	0.23
Amortization of acquisition-related intangible assets	0.73	0.73
Contingent consideration and other merger and acquisition expense	0.04	0.03
Income tax impact of adjustments	(0.21)	(0.20)
Adjusted EPS	$0.71	$0.79